Exhibit 99.1

FOR IMMEDIATE RELEASE

ECO VENTURES GROUP ENTERS INTO MINERAL EXPLOITATION AGREEMENT TO PROCESS 1100 TONS OF HIGHLY CONCENTRATED BLACK SANDS ORE

Groveland, FL – December12, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that it has entered into a Mineral Exploitation Agreement with DRR Partners, LLC to process 1,100 tons of highly concentrated ore.  This complex black ore being delivered by DRR is currently being tested and evaluated for its precious metal content.  Per the agreement, EVGI will pay DRR a percentage of gross sales on a sliding scale ranging from 10% if the precious metal content is less than $75,000 per ton, up to 40% if the precious metal content is greater than $250,000 per ton.  EVGI has no obligation to continue in the agreement if the precious metal content is less than $50,000 per ton.

EVGI will initially be using a smaller system located in Groveland Florida, which has been designed to extract rare earth elements from complex ores.  Traditional leaching methods have been unsuccessful in yielding significant amounts of precious metals from complex ore bodies.  EVGI will be maximizing this opportunity as pilot program to crack these complex ores.  EVGI is working with its joint venture partner, Raptor Technology Group, to determine the optimal design and method to process the ore supply.  EVGI believes this may represent a tremendous opportunity for the company in developing an affordable, cost effective system that can process complex ores in a commercial setting. The company hopes to develop a system that can process as much as 2 to 3 tons daily of these complex ores representing significant value.

“We are very excited to be working with DRR and exploiting their complex ore bodies with our proprietary technology and advanced extraction methods,” said Randall Lanham, CEO of EVGI.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVG concentrates on two core business activities. EVG’s Eco Minerals Recovery Group specializes in the extraction of precious metals from complex ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com